EXCHANGE AGREEMENT

This Exchange Agreement is made and entered into as of this 28th day of October, 2014, by and among Frontline Ltd, a Bermuda company (the “Company”), and each of the other parties signatory hereto (each a “Holder” and collectively, the “Holders”).
RECITALS
A.    The Holders collectively currently own no less than $23,000,000 principal amount of the Company’s 4.5% Convertible Bond Issue 2010/2015 (the “Bonds”).
B.    The Holders desire to effect a private exchange of $23,000,000 principal amount (the “Applicable Amount”) of the Bonds (such Applicable Amount of the Bonds, the “Notes”) for a settlement payment including the Company’s common shares, par value $1.00 per share (the “Common Shares”), on the terms and conditions set forth in this Agreement (the “Exchange Transaction”).
C.    In addition to the Exchange Transaction, the Company will pay the Holders a settlement payment in an amount in cash equal to $10,000,000 in the aggregate (“Cash Consideration”).
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, the parties agree as follows:
ARTICLE I

Exchange
Section 1.1    The Exchange. Upon the terms and subject to the conditions of this Agreement, each Holder agrees to sell, transfer and deliver to the Company the Notes set forth opposite such Holder’s name in column (2) on Schedule A attached hereto, in exchange for a settlement payment consisting of: (i) payment by no later than 10:00 a.m., New York City time on October 31, 2014 (such time on such date, the “Closing Date”) of the Cash Consideration in the amount set forth opposite such Holder’s name in column (3) on Schedule A attached hereto, in cash by wire transfer of immediately available funds, (ii) issuance on the Closing Date of an aggregate number of Common Shares (the “Execution Date Shares”), determined by dividing (x) the Share Consideration of such Holder’s Notes as set forth opposite such Holder’s name in column (4) on Schedule A attached hereto by (y) $1.61 (as adjusted for share subdivisions and consolidations, share dividends, reclassification, recapitalization and similar events) and (iii) issuance on November 4th, 2014 (the “Settlement Date”), of an aggregate number of Common Shares, if any, determined by dividing (x) the Share Consideration of such Holder’s Notes as set forth opposite such Holder’s name in column (4) on Schedule A attached hereto by (y) the greater of (I) the arithmetic average of the VWAPs of the Common Shares for the five (5) consecutive Trading Days beginning on October 28, 2014 and (II) $1.45 (as adjusted for share subdivisions and consolidations, share dividends, reclassification, recapitalization and similar events) and subtracting from such result the number of Execution Date Shares previously delivered to the Holder. For the avoidance of doubt, in no event shall any Holder receive less than the number of Execution Date Shares as a result of any of the foregoing calculations. The obligations of each party hereunder are expressly subject, unless waived in writing by such party, to the representations and warranties of the other parties hereto set forth in this Agreement being true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date hereof, the Closing Date and the Settlement Date and the other parties hereto having performed and complied in all material respects with all of its covenants and other obligations contained in this Agreement required to be performed or complied with by such party at or prior to the date hereof, the Closing Date or the Settlement Date, as applicable. Each party hereto shall use its reasonable best efforts to cause the Closing Date to happen by no later than 10:00 a.m., New York City time on October 30, 2014, provided that in no event shall the Closing Date occur later than 10:00 a.m., New York City time on October 31, 2014.
As used herein, (i) “Trading Day” means a full trading day (beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time) of the New York Stock Exchange (the “NYSE”) or any successor thereto and (ii) “VWAP” means the per share daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) of the Common Shares as reported by Bloomberg Financial L.P., using the function “FRO US Equity VWAP” and the relevant daily time periods. The “VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Section 1.2    Settlement. Each Holder shall on the Closing Date deliver the Notes set forth opposite such Holder’s name in column (2) on Schedule A attached hereto to the Company’s account in Verdipapirsentralen (the Norwegian Registry of Securities (“VPS”)) set forth on Schedule B and in consideration therefor the Company shall cause all Common Shares issuable hereunder to be delivered to such Holder by means of the Deposit/Withdrawal at Custodian (“DWAC”) system of The Depositary Trust Company (“DTC”) to such Holder’s account set forth opposite such Holder’s name in column (5) on Schedule A attached hereto (the Execution Date Shares on the Closing Date and the additional Common Shares, if any, on the Settlement Date) and, on the Closing Date, pay such Holder cash in an amount equal to the Cash Consideration by wire transfer of immediately available funds to such Holder in accordance with the wire transfer instructions set forth opposite such Holder’s name in column (6) on Schedule A attached hereto. The Company acknowledges and agrees that each Holder shall be entitled to receive the accrued interest on the Notes from the October 14, 2014 Interest Payment Date (as defined in the Loan Agreement pursuant to which the Bonds were issued) up to October 27, 2014 for the Bonds. The Company shall, as soon as possible, and in no event later than the Settlement Date, pay to each Holder such interest payment on the Notes in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth opposite such Holder’s name in column (6) on Schedule A attached hereto.
ARTICLE II

Representations, Warranties and Covenants of the Holders
Each Holder, severally and not jointly, hereby makes the following representations, warranties and covenants with respect to only itself, each of which is true and correct on the date hereof, will be true and correct on the Closing Date and the Settlement Date, and will survive the Closing Date and the Settlement Date and the transaction contemplated hereby.
Section 2.1    Existence and Power.
(a)    Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transaction contemplated hereby.
(b)    The execution of this Agreement by such Holder and the consummation by such Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (i) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or (ii) with such Holder’s Certificate of Formation, limited partnership agreement, articles of association, by-laws or other constitutional documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of such Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of such Holder, except in the case of clauses (i) and (iii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to perform its obligations hereunder.
Section 2.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.
Section 2.3    Title to Notes; Transferability. Such Holder is the beneficial owner of and has good and valid title to the Notes set forth opposite such Holder’s name in column (2) on Schedule A attached hereto, and will deliver such Notes to the Company free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto , or other restrictions on transfer (except for restrictions or limitation on transfer under applicable federal or state securities laws) (“Claims”). Good and valid title to such Notes, free and clear of any Claims, will pass to the Company upon consummation of the transaction contemplated hereby.
Section 2.4    Investment Decision. Such Holder is a sophisticated investor experienced in matters relating to the purchase, sale and valuation of securities and is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Such Holder has had the opportunity to consult with its financial, accounting, tax, and legal advisors in order to evaluate the risks involved in the exchange of the Notes pursuant hereto and to make an informed investment decision with respect to such exchange. Such Holder has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit such Holder to evaluate the merits and risks of the transaction contemplated. Such Holder has reached its own investment decision to enter into this Agreement.
Section 2.5    3(a)(9) Exemption. Neither such Holder nor anyone acting on behalf of such Holder has received any commission or other remuneration directly or indirectly in connection with or in order to solicit or facilitate the Exchange Transaction.
Section 2.6    No Legal, Tax or Investment Advice. Such Holder understands that nothing in this Agreement or any other materials presented to such Holder in connection with the Exchange Transaction constitutes legal, tax or investment advice and represents and warrants to the Company that it has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Exchange Transaction.
Section 2.7    Affiliate Status. Such Holder is not an “affiliate” of the Company as that term is defined in Rule 144(a)(1) of the Securities Act.
Section 2.8    5% Owner Status. Such Holder does not have an ownership interest equal to or greater than either 5% of the number of Common Shares of the Company or 5% of the voting power outstanding of the Company, in each case before the consummation of the Exchange Transaction.
ARTICLE III

Representations, Warranties and Covenants of the Company
The Company hereby makes the following representations, warranties, and covenants, each of which is true and correct on the date hereof, will be true and correct on the Closing Date and the Settlement Date and will survive the Closing Date and the Settlement Date and the transaction contemplated hereby.
Section 3.1    Existence and Power.
(a)    The Company is a company duly incorporated, validly existing and in good standing under the laws of Bermuda and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not constitute or result in a breach, violation or default under (i) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or (ii) with the Company’s Memorandum of Association, Bye-laws or other constitutional documents, or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company, except in the case of clauses (i) and (iii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.
Section 3.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.
Section 3.3    Valid Issuance of Shares; Securities Act Compliance. The Common Shares issuable hereunder, when issued, sold and delivered in accordance with the terms and conditions of this Agreement will be duly and validly issued, fully paid and nonassessable. Assuming the accuracy of the Holders’ representations and warranties set forth in Article II, the offer and sale of the Common Shares issuable hereunder, in conformity with the terms of this Agreement, are exempt from the registration requirements of Section 5 of the Securities Act by virtue of Section 3(a)(9) thereof and the Common Shares issuable hereunder will not bear, and will not be required to bear, any restrictive legend.
Section 3.4    Listing. The Common Shares (I) are listed on the NYSE, the London Stock Exchange and the Oslo Stock Exchange and (II) shall not have been suspended by the Securities and Exchange Commission (the “SEC”) or the NYSE from trading on the NYSE. As of the Closing Date, the Common Shares issuable hereunder shall have been approved for listing on the NYSE. In addition, the Common Shares issued and issuable hereunder shall be fungible with shares listed on the Oslo Stock Exchange and such shares can, after following the appropriate processes with clearing facilities and transfer agents generally applicable to the Company’s shares currently listed on the NYSE, be traded without restriction on the Oslo Stock Exchange.
Section 3.5    Standstill. The Company will not, directly or indirectly, agree to exchange or enter into any other agreements to exchange any securities of the Company for Common Shares, cash, other securities of the Company or any other consideration or a combination of any of the foregoing, or be party to any solicitations, negotiations or discussions with regard to the foregoing, prior to the date that is ten (10) Trading Days following the Settlement Date (the “Trigger Date”).
Section 3.6    Lock-Up. The Company shall (i) not issue or sell or allow the issuance or sale of any Common Shares (other than shares to be issued in connection with the Exchange Transaction) on or prior to the Trigger Date, including, without limitation, pursuant to any at-the-market offering or other issuance pursuant to any shelf or other registration statement of the Company and (ii) prohibit John Fredriksen and Hemen Holding Ltd. (the “Lock-Up Parties”) from selling or disposing of any Common Shares on or prior to the Trigger Date and any such issuance, sale or disposition in contravention to such lock-up restrictions shall be deemed null and void and shall be cancelled ab initio.
Section 3.7    No Material Events. The Company has not received, and does not have any knowledge of any basis for the delivery of, any notice of an Event of Default (as defined in the Loan Agreement pursuant to which the Bonds were issued). The Company, after reasonable review, diligence, inquiry and investigation, has no knowledge of any material event or circumstance that has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 6-K but which has not been so publicly announced or disclosed.
Section 3.8    Public Disclosure. The Company hereby agrees to publicly disclose no earlier than 8:00 a.m. and no later than 9:00 a.m., New York City time, on October 28, 2014, on a Current Report on Form 6-K (the “6-K Filing”), all the material details of the exchange of the Notes (including the upcoming VWAP period and the minimum and maximum number of shares to be issued) as contemplated by this Agreement in accordance with applicable laws, rules and regulations. The 6-K Filing discloses any material, nonpublic information, if any, provided to the Holders by the Company, any of its subsidiaries or any of its respective officers, directors, employees or agents. The Company shall furnish to each Holder the 6-K Filing or any other filing in Norway or otherwise (each, an “Additional Filing”). The Company shall not disclose the name of the Holders in the 6-K Filing, in any Additional Filing or in any other filing, announcement, release or otherwise, unless required to do so by applicable law or regulation or stock exchange rule.
ARTICLE IV

Miscellaneous Provisions
Section 4.1    Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or by electronic mail or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to such address and to the attention of such person set forth next to such party’s signature to this Agreement. Notices will be deemed to have been given hereunder when delivered personally, upon receipt when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail, eight (8) business days after deposit in the U.S. mail postage prepaid with return receipt requested and three (3) business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next practicable business day.
Section 4.2    Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
Section 4.3    Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
Section 4.4    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
Section 4.5    Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.
Section 4.6    Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. The parties irrevocably waive their right to jury trial in any such action or proceeding.
Section 4.7    No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
Section 4.8    Amendment. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.
Section 4.9    Waiver; Consent. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.
Section 4.10    No Broker. Each party represents to the other that it has not engaged any third party as broker or finder or incurred or become obligated to pay any commission or other remuneration in connection with the transactions contemplated by this Agreement.
Section 4.11    Further Assurances. Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.
Section 4.12    Costs and Expenses. Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.
Section 4.13    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 4.14    Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
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